Filed Pursuant to Rule 433

Registration No. 333-284121

**PRICING DETAILS** $1.4BN DRIVE 2025-2 Subprime Auto ABS

Joint Lead Bookrunners: Wells Fargo Securities (str), RBC Capital Markets, and Santander US Capital Markets

DE&I Coordinator: Wells Fargo Securities

DE&I Co-managers: Cabrera Capital Markets LLC and R. Seelaus & Co., LLC

Class	Size($MM)	WAL*	Moody’s/DBRS	E. MTY	L. MTY	BNCH	SPD	YLD%	CPN%	$PRICE
============================================================================================================
A-1	195.870	0.13	P-1/R-1(H)	12/15/2025	10/15/2026	I-CRV	<N/O>
A-2	447.960	0.59	Aaa/AAA	10/15/2026	10/16/2028	I-CRV	+ 56	4.338	4.290	99.99475
A-3	338.890	1.47	Aaa/AAA	08/16/2027	09/15/2032	I-CRV	+ 62	4.185	4.140	99.98737
B	214.650	2.19	Aaa/AA	03/15/2028	09/15/2032	I-CRV	+ 68	4.183	4.140	99.98549
C	180.120	2.78	Aa3/A	10/16/2028	09/15/2032	I-CRV	+ 95	4.433	4.390	99.99332
D	218.380	3.54	Baa2/BBB	09/17/2029	12/15/2032	I-CRV	+ 145	4.956	4.900	99.98206
============================================================================================================

*1.75% ABS to 5.00% Clean-Up Call

-TRANSACTION SUMMARY-

Offered Size: $1.4BN

Format: SEC Registered

ERISA: Yes

Min Denoms: $1k x $1k

Expected Ratings: Moody’s / DBRS

Ticker: DRIVE 2025-2

First Interest Payment: 10/15/2025

Exp. Settle: 09/24/2025

B&D: Wells Fargo Securities

-MARKETING MATERIALS-

Preliminary Prospectus: Attached

FWP: Attached

Intex CDI: Attached

Intexnet Deal Name: wsdrive202502 | Password: KKBA

Dealroadshow: https://dealroadshow.com | Code: DRIVE20252

Dealroadshow Direct Link: https://dealroadshow.com/e/DRIVE20252

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